Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2018 SECOND QUARTER RESULTS
CHICAGO, IL, July 24, 2018 - First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the second quarter of 2018. Net income for the second quarter of 2018 was $29.6 million, or $0.29 per share, compared to $33.5 million, or $0.33 per share, for the first quarter of 2018, and $35.0 million, or $0.34 per share, for the second quarter of 2017.
Reported results for the second quarter of 2018 were impacted by implementation costs related to the Company's Delivering Excellence initiative ("Delivering Excellence") and reported results for the same period in 2017 were impacted by acquisition and integration related expenses. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
Earnings per share ("EPS"), adjusted(1) was $0.40 for the second quarter of 2018, compared to $0.33 for the first quarter of 2018 and $0.35 the second quarter of 2017.
SELECT SECOND QUARTER HIGHLIGHTS

•
Generated EPS of $0.29 compared to $0.33 and $0.34 for the first quarter of 2018 and second quarter of 2017, respectively; impacted by $0.11 due to implementation costs associated with Delivering Excellence.

◦	Increased EPS, adjusted(1) to $0.40, up 21% from the first quarter of 2018 and 14% from the second quarter of 2017.

•	Grew loans to $11 billion, up 8% annualized from March 31, 2018 and 6% from June 30, 2017.

•	Increased total average deposits to $11 billion, up 3% from the first quarter of 2018 and the second quarter of 2017; core deposits mix of 84%, consistent with both prior periods.

•	Expanded net interest income and margin to $127 million and 3.91%, respectively, up 7% and 11 basis points from the first quarter of 2018 and 8% and 3 basis points from the second quarter of 2017.

•	Higher noninterest income in most categories excluding an accounting reclassification(2) and the Durbin Amendment; linked quarter seasonally impacted.

•	Reported provision for loan losses of $12 million, down $4 million from the first quarter of 2018 and up $3 million from the second quarter of 2017.

•	Controlled noninterest expense, reported an efficiency ratio(1) of 60%, down from 61% in the first quarter of 2018 and up from 59% in the second quarter of 2017.

◦	Increased expense of $1 million, or $0.01 per share, related to the Company's corporate headquarters relocation.

•	Announced the pending acquisition of Northern States Financial Corporation with approximately $530 million in total assets, $450 million in deposits, and $310 million in loans.
"It was a strong and active quarter," said Michael L. Scudder, Chairman of the Board, President, and Chief Executive Officer of the Company. "We earned $0.29 per share for the quarter, which, as expected, absorbed $0.11 per share of implementation costs attendant to our Delivering Excellence initiative. Adjusted for this investment, earnings improved to $0.40 per share, a robust 21% increase over last quarter. Overall, earnings benefited from solid loan growth, stable core funding, as well as higher interest rates, which in turn expanded net interest income and margin. Our performance was further enhanced by improved credit costs, controlled operating expenses, and lower taxes."
Mr. Scudder continued, "Delivering Excellence remains on track as we advance our commitment to give our clients a superior service experience, as well as maximize the efficiency and scalability of our platforms. Importantly, today’s investments will be more than recouped through the benefits of a deeper relationship with our clients and improved operating performance. Additionally, our pending acquisition of Northern States Financial Corporation will further strengthen our balance sheet and add to our business momentum. As we look ahead, these investments, supported by a talented team of colleagues and healthy economic backdrop, leave us well positioned for continued business growth and improved performance."

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

DELIVERING EXCELLENCE INITIATIVE
During the second quarter of 2018, the Company initiated certain actions in connection with its previously announced Delivering Excellence initiative. This initiative further demonstrates the Company's ongoing commitment to providing service excellence to its clients, as well as maximizing both the efficiency and scalability of its operating platform. Components of Delivering Excellence include improved delivery of services to clients through streamlined processes, the consolidation or closing of 19 locations, organizational realignments, and several revenue growth opportunities.
The Company expects to incur total pre-tax implementation costs associated with Delivering Excellence of $25 million, the majority of which will be recognized in 2018. The Company began implementing this initiative in the second quarter of 2018, which resulted in pre-tax implementation costs of $15 million associated with property valuation adjustments on locations identified for closure, employee severance, and general restructuring and advisory services.
PENDING ACQUISITION
Northern States Financial Corporation
On June 6, 2018, the Company entered into a definitive agreement to acquire Northern States Financial Corporation ("Northern States"), the holding company for NorStates Bank, based in Waukegan, Illinois. As of June 30, 2018, Northern States had approximately $530 million in total assets, $450 million in deposits, and $310 million in loans. The merger agreement provides for an exchange ratio of 0.0369 shares of Company stock for each share of Northern States common stock, subject to adjustment as set forth in the merger agreement. As of the date of announcement, the overall transaction was valued at approximately $91 million. The acquisition is expected to close in the fourth quarter of 2018, subject to customary regulatory approvals and closing conditions, as well as the approval of Northern States' stockholders.

(1) These metrics are non-GAAP financial measures. For details on the calculation of these metrics, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
(2) As a result of accounting guidance adopted in the first quarter of 2018 (the "accounting reclassification"), certain noninterest income line items and the related noninterest expense line items that are presented on a gross basis for the prior year period are presented on a net basis in noninterest income for the current year periods.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$147,996	$519	1.41	$112,137	$423	1.53	$262,206	$686	1.05
Securities(1)	2,165,091	13,322	2.46	2,063,223	12,141	2.35	1,983,341	11,482	2.32
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	80,038	864	4.32	76,883	438	2.28	57,073	441	3.09
Loans(1)	10,788,285	128,422	4.77	10,499,283	119,318	4.61	10,064,119	115,949	4.62
Total interest-earning assets(1)	13,181,410	143,127	4.35	12,751,526	132,320	4.20	12,366,739	128,558	4.17
Cash and due from banks	197,025			181,797			188,886
Allowance for loan losses	(99,469)			(99,234)			(92,152)
Other assets	1,326,749			1,352,964			1,497,370
Total assets	$14,605,715			$14,187,053			$13,960,843
Liabilities and Stockholders' Equity
Savings deposits	$2,060,066	373	0.07	$2,015,679	368	0.07	$2,072,343	394	0.08
NOW accounts	2,065,530	1,472	0.29	1,992,672	1,048	0.21	2,010,152	663	0.13
Money market deposits	1,759,313	1,073	0.24	1,814,057	824	0.18	1,942,672	648	0.13
Time deposits	1,871,666	5,114	1.10	1,735,155	3,939	0.92	1,538,845	2,024	0.53
Borrowed funds	913,902	3,513	1.54	858,297	3,479	1.64	553,046	2,099	1.52
Senior and subordinated debt	195,385	3,140	6.45	195,243	3,124	6.49	194,819	3,105	6.39
Total interest-bearing liabilities	8,865,862	14,685	0.66	8,611,103	12,782	0.60	8,311,877	8,933	0.43
Demand deposits	3,621,645			3,466,832			3,538,049
Total funding sources	12,487,507		0.47	12,077,935		0.43	11,849,926		0.30
Other liabilities	227,481			235,699			280,381
Stockholders' equity - common	1,890,727			1,873,419			1,830,536
Total liabilities and stockholders' equity	$14,605,715			$14,187,053			$13,960,843
Tax-equivalent net interest income/margin(1)		128,442	3.91		119,538	3.80		119,625	3.88
Tax-equivalent adjustment		(1,039)			(975)			(2,042)
Net interest income (GAAP)(1)		$127,403			$118,563			$117,583
Impact of acquired loan accretion(1)		$4,445	0.14		$5,112	0.16		$8,757	0.28
Tax-equivalent net interest income/ margin, adjusted(1)		$123,997	3.77		$114,426	3.64		$110,868	3.60
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are presented using the federal income tax rate applicable at that time of 35%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the second quarter of 2018 increased by 7.5% from the first quarter of 2018 and 8.4% compared to the second quarter of 2017. The rise in net interest income compared to both prior periods resulted primarily from the impact of higher interest rates and growth in loans and securities, partially offset by lower acquired loan accretion and higher cost of funds. In addition, net interest income for the second quarter of 2018 benefited from an increase in the number of days compared to the first quarter of 2018.
Acquired loan accretion contributed $4.4 million, $5.1 million, and $8.8 million to net interest income for the second quarter of 2018, the first quarter of 2018, and the second quarter of 2017, respectively.
Tax-equivalent net interest margin for the current quarter was 3.91%, increasing 11 basis points from the first quarter of 2018 and 3 basis points from the second quarter of 2017. Compared to both prior periods, the benefit of higher interest rates and growth in interest-earning assets more than offset the 2 and 14 basis point decrease in acquired loan accretion compared to the first quarter of 2018 and second quarter of 2017, respectively. In addition, compared to the second quarter of 2017, tax-equivalent net interest margin was negatively impacted by a 3 basis point reduction in the tax-equivalent adjustment as a result of lower federal income tax rates.
For the second quarter of 2018, total average interest-earning assets rose by $429.9 million from the first quarter of 2018 and $814.7 million from the second quarter of 2017. The increase compared to both prior periods resulted primarily from loan growth and security purchases.
Total average funding sources for the second quarter of 2018 increased by $409.6 million from the first quarter of 2018 and $637.6 million from the second quarter of 2017. The increase compared to both prior periods resulted primarily from an increase in core and time deposits and FHLB advances.
Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2018 Percent Change From
	June 30, 2018	March 31, 2018	June 30, 2017	March 31, 2018	June 30, 2017
Service charges on deposit accounts	$12,058	$11,652	$12,153	3.5	(0.8)
Wealth management fees	10,981	10,958	10,525	0.2	4.3
Card-based fees, net(1):
Card-based fees	6,270	5,692	8,832	10.2	(29.0)
Cardholder expenses	(1,876)	(1,759)	—	6.7	N/M
Card-based fees, net	4,394	3,933	8,832	11.7	(50.2)
Mortgage banking income	1,736	2,397	1,645	(27.6)	5.5
Capital market products income	2,819	1,558	2,217	80.9	27.2
Merchant servicing fees, net(1):
Merchant servicing fees	2,553	2,237	3,197	14.1	(20.1)
Merchant card expenses	(2,170)	(1,907)	—	13.8	N/M
Merchant servicing fees, net	383	330	3,197	16.1	(88.0)
Other service charges, commissions, and fees	2,455	2,218	2,659	10.7	(7.7)
Total fee-based revenues	34,826	33,046	41,228	5.4	(15.5)
Other income	2,121	2,471	3,433	(14.2)	(38.2)
Net securities gains	—	—	284	—	(100.0)
Total noninterest income(1)	$36,947	$35,517	$44,945	4.0	(17.8)
Noninterest Income, Adjusted(2)
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2018 Percent Change From
	June 30, 2018	March 31, 2018	June 30, 2017	March 31, 2018	June 30, 2017
Total noninterest income(1)	$36,947	$35,517	$44,945	4.0	(17.8)
Net securities gains	—	—	(284)	—	(100.0)
Accounting reclassification(1)	4,046	3,666	—	10.4	N/M
Durbin Amendment	—	—	(3,100)	—	(100.0)
Total noninterest income, adjusted(2)	$40,993	$39,183	$41,561	4.6	(1.4)
N/M – Not meaningful.
(1) As a result of accounting guidance adopted in the first quarter of 2018, certain noninterest income line items and the related noninterest expense line items that are presented on a gross basis for the prior year period are presented on a net basis in noninterest income for the current year periods. For further discussion of this guidance, see Note 2 of "Notes to the Consolidated Financial Statements" in Item 8 in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.

Total noninterest income of $36.9 million was up by 4.0% from the first quarter of 2018 and down by 17.8% compared to the second quarter of 2017. In the first quarter of 2018, the Company adopted accounting guidance which impacted how cardholder and merchant card expenses are presented within noninterest income on a prospective basis. As a result, these expenses are presented on a net basis against the related noninterest income for the first and second quarters of 2018 versus a gross basis within noninterest expense for the second quarter of 2017. In addition, the Durbin Amendment became effective for the Company in the third quarter of 2017. Excluding these items and net securities gains, noninterest income was $41.0 million, up 4.6% from the first quarter of 2018 and down modestly from the second quarter of 2017.
The increase in noninterest income compared to the first quarter of 2018 was impacted by seasonally higher transaction volumes in service charges on deposit accounts and net card-based fees. Capital market products income increased compared to both prior periods, which fluctuates from quarter to quarter based on the size and frequency of sales to corporate clients.
The increase in wealth management fees compared to the second quarter of 2017 was driven primarily by continued sales of fiduciary and investment advisory services. Net card-based fees, excluding the accounting reclassification and the Durbin Amendment, were up 8.5% compared to the second quarter of 2017 due to higher transaction volumes. Other income in the second quarter of 2017 was elevated due to net gains from the disposition of branch properties and other miscellaneous items.
Mortgage banking income for the second quarter of 2018 resulted from sales of $64.3 million of 1-4 family mortgage loans in the secondary market, compared to $63.8 million in the first quarter of 2018 and $59.5 million in the second quarter of 2017. Compared to the first quarter of 2018, mortgage banking income declined due primarily to decreases in market pricing on sales of 1-4 family mortgage loans and lower fair value adjustments on mortgage servicing rights, which fluctuate from quarter to quarter.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2018 Percent Change From
	June 30, 2018	March 31, 2018	June 30, 2017	March 31, 2018	June 30, 2017
Salaries and employee benefits:
Salaries and wages	$46,256	$45,830	$44,194	0.9	4.7
Retirement and other employee benefits	11,676	10,957	10,381	6.6	12.5
Total salaries and employee benefits	57,932	56,787	54,575	2.0	6.2
Net occupancy and equipment expense	13,651	13,773	12,485	(0.9)	9.3
Professional services	8,298	7,580	9,112	9.5	(8.9)
Technology and related costs	4,837	4,771	4,485	1.4	7.8
Advertising and promotions	2,061	1,650	1,693	24.9	21.7
Net other real estate owned ("OREO") expense	(256)	1,068	1,631	(124.0)	(115.7)
Other expenses	11,878	9,953	10,282	19.3	15.5
Delivering Excellence implementation costs	15,015	—	—	100.0	100.0
Acquisition and integration related expenses	—	—	1,174	—	(100.0)
Cardholder expenses(1)	—	—	1,682	—	(100.0)
Merchant card expenses(1)	—	—	2,632	—	(100.0)
Total noninterest expense(1)	$113,416	$95,582	$99,751	18.7	13.7
Noninterest Expense, Adjusted(2)
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2018 Percent Change From
	June 30, 2018	March 31, 2018	June 30, 2017	March 31, 2018	June 30, 2017
Total noninterest expense(1)	$113,416	$95,582	$99,751	18.7	13.7
Accounting reclassification(1)	4,046	3,666	—	10.4	100.0
Delivering Excellence implementation costs	(15,015)	—	—	(100.0)	(100.0)
Acquisition and integration related expenses	—	—	(1,174)	—	(100.0)
Total noninterest expense, adjusted(2)	$102,447	$99,248	$98,577	3.2	3.9
(1) As a result of accounting guidance adopted in the first quarter of 2018, certain noninterest income line items and the related noninterest expense line items that are presented on a gross basis for the prior year period are presented on a net basis in noninterest income for the current year periods. For further discussion of this guidance, see Note 2 of "Notes to the Consolidated Financial Statements" in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense increased by 18.7% compared to the first quarter of 2018 and 13.7% compared to the second quarter of 2017. During the second quarter of 2018, noninterest expense was impacted by costs related to the implementation of the Delivering Excellence initiative, which include property valuation adjustments on locations identified for closure, employee severance, and general restructuring and advisory services. In the first quarter of 2018, the Company adopted accounting guidance which impacted how cardholder and merchant card expenses are presented within noninterest income on a prospective basis. As a result, these expenses are presented on a net basis against the related noninterest income for the first and second quarters of 2018 versus a gross basis within noninterest expense for the prior period. The second quarter of 2017 was impacted by acquisition and integration related expenses. Excluding these items, noninterest expense for the second quarter of 2018 was $102.4 million, up 3.2% and 3.9% from the first quarter of 2018 and second quarter of 2017, respectively.
Compared to both prior periods, the increase in retirement and other employee benefits was driven primarily by the distribution of higher pension plan lump-sum payments to retired employees. Advertising and promotions expense increased compared to both prior periods as a result of the timing of certain advertising costs. The decrease in net OREO expense compared to both prior periods resulted primarily from higher levels of operating income and lower valuation adjustments. Other expenses increased compared to both prior periods as a result of property valuation adjustments related to the Company's corporate headquarters relocation and higher other miscellaneous expenses.

The increase in professional services expenses compared to the first quarter of 2018 was due mainly to higher service costs related to the sale of capital market products to commercial clients and the timing of certain legal accruals.
Compared to the second quarter of 2017, salaries and wages increased as a result of merit increases and organizational growth. The increase in net occupancy and equipment expense compared to the second quarter of 2017 was due largely to higher costs related to the Company's corporate headquarters relocation. Professional services expenses decreased compared to the second quarter of 2017 as the prior year was impacted by certain costs associated with organizational growth and higher loan remediation expenses.
INCOME TAXES
The Company's effective tax rate for the second quarter of 2018 was 24.7%, compared to 22.6% for the first quarter of 2018 and 35.9% for the second quarter of 2017. The first quarter of 2018 was impacted by a $1.0 million income tax benefit related to employee share-based payments. The decrease in the effective tax rate from the second quarter of 2017 was driven primarily by the reduction in the federal income tax rate from 35% to 21% which became effective in the first quarter of 2018 as a result of federal income tax reform.
LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			June 30, 2018 Percent Change From
	June 30, 2018	March 31, 2018	June 30, 2017	March 31, 2018	June 30, 2017
Commercial and industrial	$3,844,067	$3,659,066	$3,410,748	5.1	12.7
Agricultural	433,175	435,734	433,424	(0.6)	(0.1)
Commercial real estate:
Office, retail, and industrial	1,834,918	1,931,202	1,983,802	(5.0)	(7.5)
Multi-family	703,091	695,830	681,032	1.0	3.2
Construction	633,601	585,766	543,892	8.2	16.5
Other commercial real estate	1,337,396	1,363,238	1,383,937	(1.9)	(3.4)
Total commercial real estate	4,509,006	4,576,036	4,592,663	(1.5)	(1.8)
Total corporate loans	8,786,248	8,670,836	8,436,835	1.3	4.1
Home equity	847,903	881,534	865,656	(3.8)	(2.1)
1-4 family mortgages	880,181	798,902	614,818	10.2	43.2
Installment	377,233	325,502	314,850	15.9	19.8
Total consumer loans	2,105,317	2,005,938	1,795,324	5.0	17.3
Total loans	$10,891,565	$10,676,774	$10,232,159	2.0	6.4
Total loans of $10.9 billion increased by 8.0%, annualized from March 31, 2018 and by 6.4% from June 30, 2017. Compared to both prior periods, growth in commercial and industrial loans, primarily within our sector-based lending businesses, multi-family, and construction loans drove the rise in total corporate loans. The rise in construction loans compared to both prior periods was due to line draws on existing credits. The overall decline in office, retail, and industrial and other commercial real estate loans compared to both prior periods resulted primarily from the decision of certain customers to opportunistically sell their commercial business and investment real estate properties, as well as expected payoffs.
Growth in consumer loans compared to both prior periods benefited from the impact of purchases of 1-4 family mortgages and installment loans, as well as organic production. Compared to June 30, 2017, growth in consumer loans also benefited from the purchase of shorter-duration home equity loans.

Asset Quality
(Dollar amounts in thousands)

	As of			June 30, 2018 Percent Change From
	June 30, 2018	March 31, 2018	June 30, 2017	March 31, 2018	June 30, 2017
Asset quality
Non-accrual loans	$53,475	$75,015	$79,196	(28.7)	(32.5)
90 days or more past due loans, still accruing interest(1)	7,954	4,633	2,059	71.7	286.3
Total non-performing loans	61,429	79,648	81,255	(22.9)	(24.4)
Accruing troubled debt restructurings ("TDRs")	1,760	1,778	2,029	(1.0)	(13.3)
OREO	12,892	17,472	26,493	(26.2)	(51.3)
Total non-performing assets	$76,081	$98,898	$109,777	(23.1)	(30.7)
30-89 days past due loans(1)	$39,171	$42,573	$19,081
Non-accrual loans to total loans	0.49%	0.70%	0.77%
Non-performing loans to total loans	0.56%	0.75%	0.79%
Non-performing assets to total loans plus OREO	0.70%	0.92%	1.07%
Allowance for credit losses	$97,691	$95,854	$93,371
Allowance for credit losses to total loans(2)	0.90%	0.90%	0.91%
Allowance for credit losses to loans, excluding acquired loans	1.00%	1.01%	1.10%
Allowance for credit losses to non-accrual loans	182.69%	127.78%	117.90%

(1) Purchased credit impaired loans with an accretable yield are considered current and are not included in past due loan totals.
(2) This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses on acquired loans is established as necessary to reflect credit deterioration.
Total non-performing assets represented 0.70% of total loans and OREO at June 30, 2018, down from 0.92% and 1.07% at March 31, 2018 and June 30, 2017, respectively. The decline in OREO compared to both prior periods resulted from sales of OREO properties. Non-accrual loans decreased by $21.5 million from the first quarter of 2018 due primarily to the final resolution of two corporate relationships.
The allowance for credit losses to total loans was 0.90% at June 30, 2018, consistent with March 31, 2018 and down slightly from 0.91% at June 30, 2017.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2018	% of Total	March 31, 2018	% of Total	June 30, 2017	% of Total
Net loan charge-offs(1)
Commercial and industrial	$7,081	72.4	$13,149	81.9	$1,721	42.7
Agricultural	828	8.5	983	6.1	836	20.7
Office, retail, and industrial	279	2.9	364	2.3	(8)	(0.2)
Multi-family	4	—	—	—	(6)	(0.2)
Construction	(8)	(0.1)	(13)	(0.1)	27	0.7
Other commercial real estate	(358)	(3.7)	30	0.2	228	5.7
Consumer	1,951	20.0	1,543	9.6	1,233	30.6
Total net loan charge-offs	$9,777	100.0	$16,056	100.0	$4,031	100.0
Total recoveries included above	$1,532		$1,029		$828
Net loan charge-offs to average loans:
Quarter-to-date(1)	0.36%		0.62%		0.16%
Year-to-date(1)	0.49%		0.62%		0.14%
(1) Amounts represent charge-offs, net of recoveries.
Net loan charge-offs to average loans, annualized were 0.36%, down from 0.62% and up from 0.16% for the first quarter of 2018 and second quarter of 2017, respectively. Net loan charge-offs were elevated in the first quarter of 2018 due to losses on two corporate relationships based upon circumstances unique to these borrowers. Charge-offs for the second quarter of 2018 include the final resolution of certain commercial and industrial relationships for which specific reserves were previously established.
DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			June 30, 2018 Percent Change From
	June 30, 2018	March 31, 2018	June 30, 2017	March 31, 2018	June 30, 2017
Demand deposits	$3,621,645	$3,466,832	$3,538,049	4.5	2.4
Savings deposits	2,060,066	2,015,679	2,072,343	2.2	(0.6)
NOW accounts	2,065,530	1,992,672	2,010,152	3.7	2.8
Money market accounts	1,759,313	1,814,057	1,942,672	(3.0)	(9.4)
Core deposits	9,506,554	9,289,240	9,563,216	2.3	(0.6)
Time deposits	1,871,666	1,735,155	1,538,845	7.9	21.6
Total deposits	$11,378,220	$11,024,395	$11,102,061	3.2	2.5

Average core deposits of $9.5 billion for the second quarter of 2018 increased by 2.3% from the first quarter of 2018 and were consistent with the second quarter of 2017. The rise in average core deposits compared to the first quarter of 2018 resulted primarily from the normal seasonal increase in municipal deposits. The increase in average time deposits compared to both prior periods was primarily driven by the continued success of promotions which started in 2017.

CAPITAL MANAGEMENT
Capital Ratios

	As of
	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
Company regulatory capital ratios:
Total capital to risk-weighted assets	12.07%	12.07%	12.15%	11.69%
Tier 1 capital to risk-weighted assets	10.09%	10.07%	10.10%	9.71%
Common equity Tier 1 ("CET1") to risk-weighted assets	9.68%	9.65%	9.68%	9.30%
Tier 1 capital to average assets	8.95%	9.07%	8.99%	8.93%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	8.04%	8.18%	8.33%	8.20%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	8.50%	8.60%	8.58%	8.48%
Tangible common equity to risk-weighted assets	9.16%	9.18%	9.31%	8.90%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Overall, the Company's regulatory capital ratios were consistent compared to March 31, 2018. Compared to June 30, 2017, the Company's regulatory capital ratios benefited from strong earnings and the sale of its trust-preferred collateralized debt obligations portfolio during the fourth quarter of 2017, partially offset by the impact of loan growth on risk-weighted assets and the phase-in of certain regulatory capital calculation provisions.
The Board of Directors approved a quarterly cash dividend of $0.11 per common share during the second quarter of 2018, which follows a dividend increase from $0.10 to $0.11 per common share during the first quarter of 2018 and represents the 142nd consecutive cash dividend paid by the Company since its inception in 1983.
Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, July 25, 2018 at 11:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference ID 10122054 beginning one hour after completion of the live call until 9:00 A.M. (ET) on August 8, 2018. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com/investorrelations.
Forward-Looking Statements
This press release, as well as any oral statements made by or on behalf of First Midwest in connection herewith, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this press release, and First Midwest undertakes no obligation to update any forward-looking statements contained in this press release to reflect new information or events or conditions after the date hereof.
Forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, including the related outlook for 2018, the performance of our loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, First Midwest's "Delivering Excellence" initiative, including actions, goals, and expectations, as well as costs and benefits therewith and the timing thereof, anticipated trends in our business, regulatory developments, the impact of federal income tax reform legislation, acquisition transactions, including estimated synergies, cost savings and financial benefits of pending or consummated transactions (such as First Midwest's proposed acquisition of Northern States), and growth strategies, including possible future acquisitions. These statements are subject to certain risks, uncertainties and assumptions. For a discussion of these risks, uncertainties and assumptions, you should refer to the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as our subsequent filings made with the Securities and Exchange Commission. However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could adversely impact our business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest income, adjusted, noninterest expense, adjusted, effective income tax rate, excluding revaluations of deferred tax assets ("DTAs"), tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, and return on average tangible common equity, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include Delivering Excellence implementation costs (second quarter of 2018), the revaluation of DTAs (third and fourth quarters of 2017), certain actions resulting in securities losses and gains (third and fourth quarters of 2017), a special bonus to colleagues (fourth quarter of 2017), a charitable contribution to the First Midwest Charitable Foundation (fourth quarter of 2017), and acquisition and integration related expenses associated with completed and pending acquisitions (second and third quarters of 2017). Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity is useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion facilitates better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics is useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics enhances comparability for peer comparison purposes.
The Company presents noninterest income, adjusted, which excludes the accounting reclassification, the Durbin Amendment, and net securities gains, and noninterest expense, adjusted, which excludes the accounting reclassification, Delivering Excellence implementation costs, and acquisition and integration related expenses. Management believes that excluding these items from noninterest income and noninterest expense is useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion facilitates better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate applicable at that time, or 35%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it enhances comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, enhances comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.

Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
Additional Information
The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of First Midwest and Northern States, First Midwest will file a registration statement on Form S-4 with the SEC. The registration statement will include a proxy statement of Northern States, which also will constitute a prospectus of First Midwest, that will be sent to Northern States' stockholders. Investors and stockholders are advised to read the registration statement and proxy statement/prospectus when it becomes available because it will contain important information about First Midwest, Northern States and the proposed transaction. When filed, this document and other documents relating to the transaction filed by First Midwest can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing First Midwest’s website at www.firstmidwest.com under the tab "Investor Relations" and then under "SEC Filings." Alternatively, these documents can be obtained free of charge from First Midwest upon written request to First Midwest Bancorp, Inc., Attn: Corporate Secretary, 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631 or by calling (708) 831-7563, or from Northern States upon written request to Northern States Financial Corporation, Attn: Scott Yelvington, President and Chief Executive Officer, 1601 North Lewis Avenue, Waukegan, Illinois 60085 or by calling (847) 775-8200.
Participants in the Proposed Northern States Transaction
First Midwest, Northern States and certain of their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from Northern States' stockholders in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about First Midwest and its directors and certain of its officers may be found in First Midwest’s definitive proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on April 11, 2018 and First Midwest’s annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018. The definitive proxy statement and annual report can be obtained free of charge from the SEC’s website at www.sec.gov.
About the Company
First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $15 billion in assets and $11 billion in trust assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, retail, wealth management, trust and private banking products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest's common stock is traded on the NASDAQ Stock Market under the symbol FMBI. First Midwest's website is www.firstmidwest.com.
Contact Information

Investors:	Patrick S. Barrett EVP and Chief Financial Officer (708) 831-7231 pat.barrett@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Period-End Balance Sheet
Assets
Cash and due from banks	$181,482	$150,138	$192,800	$174,147	$181,171
Interest-bearing deposits in other banks	192,785	84,898	153,770	252,753	103,181
Trading securities, at fair value(1)	—	—	20,447	20,425	19,545
Equity securities, at fair value(1)	28,441	28,513	—	—	—
Securities available-for-sale, at fair value(1)	2,142,865	2,040,950	1,884,209	1,732,984	1,908,248
Securities held-to-maturity, at amortized cost	13,042	13,400	13,760	14,638	17,353
FHLB and FRB stock	82,778	80,508	69,708	69,708	66,333
Loans:
Commercial and industrial	3,844,067	3,659,066	3,529,914	3,462,612	3,410,748
Agricultural	433,175	435,734	430,886	437,721	433,424
Commercial real estate:
Office, retail, and industrial	1,834,918	1,931,202	1,979,820	1,960,367	1,983,802
Multi-family	703,091	695,830	675,463	711,101	681,032
Construction	633,601	585,766	539,820	545,666	543,892
Other commercial real estate	1,337,396	1,363,238	1,358,515	1,391,241	1,383,937
Home equity	847,903	881,534	827,055	847,209	865,656
1-4 family mortgages	880,181	798,902	774,357	711,607	614,818
Installment	377,233	325,502	321,982	322,768	314,850
Total loans	10,891,565	10,676,774	10,437,812	10,390,292	10,232,159
Allowance for loan losses	(96,691)	(94,854)	(95,729)	(94,814)	(92,371)
Net loans	10,794,874	10,581,920	10,342,083	10,295,478	10,139,788
OREO	12,892	17,472	20,851	19,873	26,493
Premises, furniture, and equipment, net	127,024	126,348	123,316	131,295	135,745
Investment in bank-owned life insurance ("BOLI")	282,664	281,285	279,900	279,639	278,353
Goodwill and other intangible assets	753,020	754,814	754,757	750,436	752,413
Accrued interest receivable and other assets	206,209	219,725	221,451	525,766	340,517
Total assets	$14,818,076	$14,379,971	$14,077,052	$14,267,142	$13,969,140
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$3,667,847	$3,527,081	$3,576,190	$3,580,922	$3,525,905
Interest-bearing deposits	7,824,416	7,618,941	7,477,135	7,627,575	7,473,815
Total deposits	11,492,263	11,146,022	11,053,325	11,208,497	10,999,720
Borrowed funds	981,044	950,688	714,884	700,536	639,333
Senior and subordinated debt	195,453	195,312	195,170	195,028	194,886
Accrued interest payable and other liabilities	265,753	218,662	248,799	297,951	298,358
Stockholders' equity	1,883,563	1,869,287	1,864,874	1,865,130	1,836,843
Total liabilities and stockholders' equity	$14,818,076	$14,379,971	$14,077,052	$14,267,142	$13,969,140
Stockholders' equity, excluding accumulated other comprehensive income ("AOCI")	$1,947,963	$1,926,818	$1,897,910	$1,903,166	$1,873,410
Stockholders' equity, common	1,883,563	1,869,287	1,864,874	1,865,130	1,836,843
Footnote to Consolidated Statements of Financial Condition

(1)
As a result of accounting guidance adopted in the first quarter of 2018, equity securities are no longer presented within trading securities or securities available-for-sale and are now presented as equity securities in the Consolidated Statements of Financial Condition for periods subsequent to December 31, 2017.

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2018	2018	2017	2017	2017	2018	2017
Income Statement
Interest income	$142,088	$131,345	$129,585	$129,916	$126,516	$273,433	$250,215
Interest expense	14,685	12,782	10,254	10,023	8,933	27,467	17,435
Net interest income	127,403	118,563	119,331	119,893	117,583	245,966	232,780
Provision for loan losses	11,614	15,181	8,024	10,109	8,239	26,795	13,157
Net interest income after provision for loan losses	115,789	103,382	111,307	109,784	109,344	219,171	219,623
Noninterest Income
Service charges on deposit accounts	12,058	11,652	12,289	12,561	12,153	23,710	23,518
Wealth management fees	10,981	10,958	10,967	10,169	10,525	21,939	20,185
Card-based fees, net(1):
Card-based fees	6,270	5,692	6,052	5,992	8,832	11,962	16,948
Cardholder expenses	(1,876)	(1,759)	—	—	—	(3,635)	—
Card-based fees, net	4,394	3,933	6,052	5,992	8,832	8,327	16,948
Capital market products income	2,819	1,558	1,986	2,592	2,217	4,377	3,593
Mortgage banking income	1,736	2,397	2,352	2,246	1,645	4,133	3,533
Merchant servicing fees, net(1):
Merchant servicing fees	2,553	2,237	1,771	2,237	3,197	4,790	6,332
Merchant card expenses	(2,170)	(1,907)	—	—	—	(4,077)	—
Merchant servicing fees, net	383	330	1,771	2,237	3,197	713	6,332
Other service charges, commissions, and fees	2,455	2,218	2,369	2,508	2,659	4,673	4,966
Total fee-based revenues	34,826	33,046	37,786	38,305	41,228	67,872	79,075
Other income	2,121	2,471	2,476	1,846	3,433	4,592	5,537
Net securities (losses) gains	—	—	(5,357)	3,197	284	—	284
Total noninterest income	36,947	35,517	34,905	43,348	44,945	72,464	84,896
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	46,256	45,830	48,204	45,219	44,194	92,086	89,084
Retirement and other employee benefits	11,676	10,957	10,204	10,419	10,381	22,633	21,263
Total salaries and employee benefits	57,932	56,787	58,408	55,638	54,575	114,719	110,347
Net occupancy and equipment expense	13,651	13,773	12,826	12,115	12,485	27,424	24,810
Professional services	8,298	7,580	7,616	8,498	9,112	15,878	17,575
Technology and related costs	4,837	4,771	4,645	4,505	4,485	9,608	8,918
Advertising and promotions	2,061	1,650	4,083	1,852	1,693	3,711	2,759
Net OREO expense	(256)	1,068	695	657	1,631	812	3,331
Merchant card expenses(1)	—	—	1,423	1,737	2,632	—	5,217
Cardholder expenses(1)	—	—	1,915	1,962	1,682	—	3,446
Other expenses	11,878	9,953	10,715	9,842	10,282	21,831	20,251
Delivering Excellence implementation costs	15,015	—	—	—	—	15,015	—
Acquisition and integration related expenses	—	—	—	384	1,174	—	19,739
Total noninterest expense	113,416	95,582	102,326	97,190	99,751	208,998	216,393
Income before income tax expense	39,320	43,317	43,886	55,942	54,538	82,637	88,126
Income tax expense	9,720	9,807	41,539	17,707	19,588	19,527	30,321
Net income	$29,600	$33,510	$2,347	$38,235	$34,950	$63,110	$57,805
Net income applicable to common shares	$29,360	$33,199	$2,341	$37,895	$34,614	$62,559	$57,235
Net income applicable to common shares, adjusted(2)	40,621	33,199	34,131	33,390	35,318	73,820	69,078
Footnotes to Condensed Consolidated Statements of Income

(1)
As a result of accounting guidance adopted in the first quarter of 2018, certain noninterest income line items and related noninterest expense line items that are presented on a gross basis for periods prior to December 31, 2017 are now presented on a net basis in noninterest income for periods subsequent to December 31, 2017.

(2)	See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2018	2018	2017	2017	2017	2018	2017
Earnings Per Share
Basic EPS(1)	$0.29	$0.33	$0.02	$0.37	$0.34	$0.61	$0.57
Diluted EPS(1)	$0.29	$0.33	$0.02	$0.37	$0.34	$0.61	$0.57
Diluted EPS, adjusted(1)	$0.40	$0.33	$0.34	$0.33	$0.35	$0.72	$0.68
Common Stock and Related Per Common Share Data
Book value	$18.28	$18.13	$18.16	$18.16	$17.88	$18.28	$17.88
Tangible book value	$10.97	$10.81	$10.81	$10.85	$10.55	$10.97	$10.55
Dividends declared per share	$0.11	$0.11	$0.10	$0.10	$0.10	$0.22	$0.19
Closing price at period end	$25.47	$24.59	$24.01	$23.42	$23.31	$25.47	$23.31
Closing price to book value	1.4	1.4	1.3	1.3	1.3	1.4	1.3
Period end shares outstanding	103,059	103,092	102,717	102,722	102,741	103,059	102,741
Period end treasury shares	9,297	9,261	9,634	9,626	9,604	9,297	9,604
Common dividends	$11,333	$11,349	$10,278	$10,411	$10,256	$22,682	$18,407
Key Ratios/Data
Return on average common equity(1)(2)	6.23%	7.19%	0.49%	8.10%	7.58%	6.70%	6.42%
Return on average common equity, adjusted(1)(2)	8.62%	7.19%	7.20%	7.14%	7.74%	7.91%	7.75%
Return on average tangible common equity(1)(2)	10.83%	12.50%	1.20%	14.02%	13.37%	11.65%	11.52%
Return on average tangible common equity, adjusted(1)(2)	14.81%	12.50%	12.35%	12.41%	13.64%	13.67%	13.81%
Return on average assets(2)	0.81%	0.96%	0.07%	1.07%	1.00%	0.88%	0.84%
Return on average assets, adjusted(1)(2)	1.12%	0.96%	0.96%	0.95%	1.02%	1.04%	1.02%
Loans to deposits	94.77%	95.79%	94.43%	92.70%	93.02%	94.77%	93.02%
Efficiency ratio(1)	59.65%	60.96%	60.78%	59.32%	59.01%	60.28%	60.13%
Efficiency ratio (prior presentation)(1)(3)	N/A	N/A	60.32%	58.97%	58.67%	N/A	59.80%
Net interest margin(2)(4)	3.91%	3.80%	3.84%	3.86%	3.88%	3.85%	3.88%
Yield on average interest-earning assets(2)(4)	4.35%	4.20%	4.16%	4.18%	4.17%	4.28%	4.17%
Cost of funds(2)(5)	0.47%	0.43%	0.34%	0.33%	0.30%	0.45%	0.30%
Net noninterest expense to average assets(2)	2.10%	1.72%	1.74%	1.60%	1.58%	1.91%	1.92%
Effective income tax rate	24.72%	22.64%	94.65%	31.65%	35.92%	23.63%	34.41%
Effective income tax rate, excluding the revaluations of DTAs(6)	24.72%	22.64%	34.14%	36.74%	35.92%	23.63%	34.41%
Capital Ratios
Total capital to risk-weighted assets(1)	12.07%	12.07%	12.15%	11.79%	11.69%	12.07%	11.69%
Tier 1 capital to risk-weighted assets(1)	10.09%	10.07%	10.10%	9.83%	9.71%	10.09%	9.71%
CET1 to risk-weighted assets(1)	9.68%	9.65%	9.68%	9.42%	9.30%	9.68%	9.30%
Tier 1 capital to average assets(1)	8.95%	9.07%	8.99%	9.04%	8.93%	8.95%	8.93%
Tangible common equity to tangible assets(1)	8.04%	8.18%	8.33%	8.25%	8.20%	8.04%	8.20%
Tangible common equity, excluding AOCI, to tangible assets(1)	8.50%	8.60%	8.58%	8.53%	8.48%	8.50%	8.48%
Tangible common equity to risk -weighted assets(1)	9.16%	9.18%	9.31%	9.02%	8.90%	9.16%	8.90%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2018	2018	2017	2017	2017	2018	2017
Asset quality Performance Data
Non-performing assets
Commercial and industrial	$22,672	$43,974	$40,580	$41,504	$51,400	$22,672	$51,400
Agricultural	2,992	4,086	219	380	387	2,992	387
Commercial real estate:
Office, retail, and industrial	9,007	12,342	11,560	12,221	15,031	9,007	15,031
Multi-family	3,551	144	377	153	158	3,551	158
Construction	208	208	209	146	197	208	197
Other commercial real estate	5,288	4,088	3,621	2,239	3,736	5,288	3,736
Consumer	9,757	10,173	10,358	8,533	8,287	9,757	8,287
Total non-accrual loans	53,475	75,015	66,924	65,176	79,196	53,475	79,196
90 days or more past due loans, still accruing interest	7,954	4,633	3,555	2,839	2,059	7,954	2,059
Total non-performing loans	61,429	79,648	70,479	68,015	81,255	61,429	81,255
Accruing TDRs	1,760	1,778	1,796	1,813	2,029	1,760	2,029
OREO	12,892	17,472	20,851	19,873	26,493	12,892	26,493
Total non-performing assets	$76,081	$98,898	$93,126	$89,701	$109,777	$76,081	$109,777
30-89 days past due loans	$39,171	$42,573	$39,725	$28,868	$19,081	$39,171	$19,081
Allowance for credit losses
Allowance for loan losses	$96,691	$94,854	$95,729	$94,814	$92,371	$96,691	$92,371
Reserve for unfunded commitments	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Total allowance for credit losses	$97,691	$95,854	$96,729	$95,814	$93,371	$97,691	$93,371
Provision for loan losses	$11,614	$15,181	$8,024	$10,109	$8,239	$26,795	$13,157
Net charge-offs by category
Commercial and industrial	$7,081	$13,149	$5,635	$8,237	$1,721	$20,230	$3,615
Agricultural	828	983	(102)	—	836	1,811	1,350
Commercial real estate:
Office, retail, and industrial	279	364	(78)	(1,811)	(8)	643	(856)
Multi-family	4	—	(3)	(2)	(6)	4	(34)
Construction	(8)	(13)	(12)	(25)	27	(21)	(195)
Other commercial real estate	(358)	30	(5)	(19)	228	(328)	535
Consumer	1,951	1,543	1,674	1,286	1,233	3,494	2,454
Total net charge-offs	$9,777	$16,056	$7,109	$7,666	$4,031	$25,833	$6,869
Total recoveries included above	$1,532	$1,029	$2,011	$2,900	$828	$2,561	$4,268
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Asset quality ratios
Non-accrual loans to total loans	0.49%	0.70%	0.64%	0.63%	0.77%
Non-performing loans to total loans	0.56%	0.75%	0.68%	0.65%	0.79%
Non-performing assets to total loans plus OREO	0.70%	0.92%	0.89%	0.86%	1.07%
Non-performing assets to tangible common equity plus allowance for credit losses	6.19%	8.17%	7.72%	7.41%	9.32%
Non-accrual loans to total assets	0.36%	0.52%	0.48%	0.46%	0.57%
Allowance for credit losses and net charge-off ratios
Allowance for credit losses to total loans(7)	0.90%	0.90%	0.93%	0.92%	0.91%
Allowance for credit losses to loans, excluding acquired loans	1.00%	1.01%	1.07%	1.09%	1.10%
Allowance for credit losses to non-accrual loans	182.69%	127.78%	144.54%	147.01%	117.90%
Allowance for credit losses to non-performing loans	159.03%	120.35%	137.25%	140.87%	114.91%
Net charge-offs to average loans(2)	0.36%	0.62%	0.27%	0.30%	0.16%
Footnotes to Selected Financial Information

(1)	See the "Non-GAAP Reconciliations" section for the detailed calculation.

(2)	Annualized based on the actual number of days for each period presented.

(3)
Presented as calculated prior to March 31, 2018, which included a tax-equivalent adjustment for BOLI. Management believes that removing this adjustment from the current calculation of this metric enhances comparability for peer comparison purposes.

(4)
Presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate applicable at that time of 35%.

(5)	Cost of funds expresses total interest expense as a percentage of total average funding sources.

(6)	This measure excludes the impact of revaluations of DTAs related to federal tax reform and changes in Illinois income tax rates for the fourth and third quarters of 2017.

(7)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk, as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established on acquired loans as necessary to reflect credit deterioration.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2018	2018	2017	2017	2017	2018	2017
Earnings Per Share
Net income	$29,600	$33,510	$2,347	$38,235	$34,950	$63,110	$57,805
Net income applicable to non- vested restricted shares	(240)	(311)	(6)	(340)	(336)	(551)	(570)
Net income applicable to common shares	29,360	33,199	2,341	37,895	34,614	62,559	57,235
Adjustments to net income:
Delivering Excellence implementation costs	15,015	—	—	—	—	15,015	—
Tax effect of Delivering Excellence implementation costs	(3,754)	—	—	—	—	(3,754)	—
DTA revaluation	—	—	26,555	(2,846)	—	—	—
Losses (gains) from securities portfolio repositioning	—	—	5,357	(3,197)	—	—	—
Tax effect of losses (gains) from securities portfolio repositioning	—	—	(2,196)	1,311	—	—	—
Special bonus	—	—	1,915	—	—	—	—
Tax effect of special bonus	—	—	(785)	—	—	—	—
Charitable contribution	—	—	1,600	—	—	—	—
Tax effect of charitable contribution	—	—	(656)	—	—	—	—
Acquisition and integration related expenses	—	—	—	384	1,174	—	19,739
Tax effect of acquisition and integration related expenses	—	—	—	(157)	(470)	—	(7,896)
Total adjustments to net income, net of tax	11,261	—	31,790	(4,505)	704	11,261	11,843
Net income applicable to common shares, adjusted(1)	$40,621	$33,199	$34,131	$33,390	$35,318	$73,820	$69,078
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	102,159	101,922	101,766	101,752	101,743	102,041	101,081
Dilutive effect of common stock equivalents	—	16	21	20	20	8	20
Weighted-average diluted common shares outstanding	102,159	101,938	101,787	101,772	101,763	102,049	101,101
Basic EPS	$0.29	$0.33	$0.02	$0.37	$0.34	$0.61	$0.57
Diluted EPS	$0.29	$0.33	$0.02	$0.37	$0.34	$0.61	$0.57
Diluted EPS, adjusted(1)	$0.40	$0.33	$0.34	$0.33	$0.35	$0.72	$0.68
Anti-dilutive shares not included in the computation of diluted EPS	—	110	190	190	195	54	269

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2018	2018	2017	2017	2017	2018	2017
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$29,360	$33,199	$2,341	$37,895	$34,614	$62,559	$57,235
Intangibles amortization	1,794	1,802	1,806	1,931	2,163	3,596	4,128
Tax effect of intangibles amortization	(449)	(508)	(740)	(792)	(865)	(957)	(1,651)
Net income applicable to common shares, excluding intangibles amortization	30,705	34,493	3,407	39,034	35,912	65,198	59,712
Total adjustments to net income, net of tax	11,261	—	31,790	(4,505)	704	11,261	11,843
Net income applicable to common shares, adjusted(1)	$41,966	$34,493	$35,197	$34,529	$36,616	$76,459	$71,555
Average stockholders' equity	$1,890,727	$1,873,419	$1,880,265	$1,855,647	$1,830,536	$1,882,121	$1,797,222
Less: average intangible assets	(753,887)	(753,870)	(749,700)	(751,366)	(753,521)	(753,879)	(752,063)
Average tangible common equity	$1,136,840	$1,119,549	$1,130,565	$1,104,281	$1,077,015	$1,128,242	$1,045,159
Return on average common equity(2)	6.23%	7.19%	0.49%	8.10%	7.58%	6.70%	6.42%
Return on average common equity, adjusted(1)(2)	8.62%	7.19%	7.20%	7.14%	7.74%	7.91%	7.75%
Return on average tangible common equity(2)	10.83%	12.50%	1.20%	14.02%	13.37%	11.65%	11.52%
Return on average tangible common equity, adjusted(1)(2)	14.81%	12.50%	12.35%	12.41%	13.64%	13.67%	13.81%
Return on Average Assets
Net income	$29,600	$33,510	$2,347	$38,235	$34,950	$63,110	$57,805
Total adjustments to net income, net of tax	11,261	—	31,790	(4,505)	704	11,261	11,843
Net income, adjusted(1)	$40,861	$33,510	$34,137	$33,730	$35,654	$74,371	$69,648
Average assets	$14,605,715	$14,187,053	$14,118,625	$14,155,766	$13,960,843	$14,397,540	$13,817,779
Return on average assets(2)	0.81%	0.96%	0.07%	1.07%	1.00%	0.88%	0.84%
Return on average assets, adjusted(1)(2)	1.12%	0.96%	0.96%	0.95%	1.02%	1.04%	1.02%
Efficiency Ratio Calculation
Noninterest expense	$113,416	$95,582	$102,326	$97,190	$99,751	$208,998	$216,393
Less:
Net OREO expense	256	(1,068)	(695)	(657)	(1,631)	(812)	(3,331)
Delivering Excellence implementation costs	(15,015)	—	—	—	—	(15,015)	—
Special bonus	—	—	(1,915)	—	—	—	—
Charitable contribution	—	—	(1,600)	—	—	—	—
Acquisition and integration related expenses	—	—	—	(384)	(1,174)	—	(19,739)
Total	$98,657	$94,514	$98,116	$96,149	$96,946	$193,171	$193,323
Tax-equivalent net interest income(3)	$128,442	$119,538	$121,154	$121,935	$119,625	$247,980	$236,876
Noninterest income	36,947	35,517	34,905	43,348	44,945	72,464	84,896
Less: net securities losses (gains)	—	—	5,357	(3,197)	(284)	—	(284)
Total	$165,389	$155,055	$161,416	$162,086	$164,286	$320,444	$321,488
Efficiency ratio	59.65%	60.96%	60.78%	59.32%	59.01%	60.28%	60.13%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Risk-Based Capital Data
Common stock	$1,124	$1,123	$1,123	$1,123	$1,123
Additional paid-in capital	1,025,703	1,021,923	1,031,870	1,029,002	1,025,607
Retained earnings	1,122,107	1,103,840	1,074,990	1,082,921	1,056,072
Treasury stock, at cost	(200,971)	(200,068)	(210,073)	(209,880)	(209,392)
Goodwill and other intangible assets, net of deferred tax liabilities	(753,020)	(754,814)	(743,327)	(738,645)	(740,236)
Disallowed DTAs	(389)	(522)	(644)	(275)	(472)
CET1 capital	1,194,554	1,171,482	1,153,939	1,164,246	1,132,702
Trust-preferred securities	50,690	50,690	50,690	50,690	50,690
Other disallowed DTAs	(97)	(131)	(161)	(69)	(118)
Tier 1 capital	1,245,147	1,222,041	1,204,468	1,214,867	1,183,274
Tier 2 capital	244,795	242,870	243,656	242,652	240,121
Total capital	$1,489,942	$1,464,911	$1,448,124	$1,457,519	$1,423,395
Risk-weighted assets	$12,345,200	$12,135,662	$11,920,372	$12,362,833	$12,180,416
Adjusted average assets	$13,907,100	$13,472,294	$13,404,998	$13,439,744	$13,245,499
Total capital to risk-weighted assets	12.07%	12.07%	12.15%	11.79%	11.69%
Tier 1 capital to risk-weighted assets	10.09%	10.07%	10.10%	9.83%	9.71%
CET1 to risk-weighted assets	9.68%	9.65%	9.68%	9.42%	9.30%
Tier 1 capital to average assets	8.95%	9.07%	8.99%	9.04%	8.93%
Tangible Common Equity
Stockholders' equity	$1,883,563	$1,869,287	$1,864,874	$1,865,130	$1,836,843
Less: goodwill and other intangible assets	(753,020)	(754,814)	(754,757)	(750,436)	(752,413)
Tangible common equity	1,130,543	1,114,473	1,110,117	1,114,694	1,084,430
Less: AOCI	64,400	57,531	33,036	38,036	36,567
Tangible common equity, excluding AOCI	$1,194,943	$1,172,004	$1,143,153	$1,152,730	$1,120,997
Total assets	$14,818,076	$14,379,971	$14,077,052	$14,267,142	$13,969,140
Less: goodwill and other intangible assets	(753,020)	(754,814)	(754,757)	(750,436)	(752,413)
Tangible assets	$14,065,056	$13,625,157	$13,322,295	$13,516,706	$13,216,727
Tangible common equity to tangible assets	8.04%	8.18%	8.33%	8.25%	8.20%
Tangible common equity, excluding AOCI, to tangible assets	8.50%	8.60%	8.58%	8.53%	8.48%
Tangible common equity to risk-weighted assets	9.16%	9.18%	9.31%	9.02%	8.90%

Footnotes to Non-GAAP Reconciliations

(1)	Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.

(2)	Annualized based on the actual number of days for each period presented.

(3)
Presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate applicable at that time of 35%.